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                                                                   EXHIBIT 10.15


                  [Letterhead of PetroChemNet Holdings, Inc.]



November 11, 1999

E.I. du Pont de Nemours and Company
1007 Market Street
Wilmington, DE 19898

Gentlemen:

         This letter will evidence our mutual understanding and agreement with respect to the strategic alliance (the "Strategic Alliance") between PetroChemNet Holdings, Inc., a Delaware corporation ("PCN, CheMatch, or the Company") and E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont").

1.       DuPont Purchase of PCN Preferred Stock.

         (a) DuPont will purchase for cash $7 million of PCN Series C Preferred Stock at the same price and subject to the same terms and conditions as the other purchasers of the Series C Preferred Stock at the closing of the Series C Preferred Stock financing ("the Series C Preferred Stock Financing"). The target closing date for the Series C Preferred Stock Financing is November 18, 1999.

2        DuPont Purchase of PCN Common Stock

         (a) DuPont shall, simultaneous with the closing of the Series C Preferred Stock Financing, purchase a number of shares of PCN Common Stock equal to $5,000,000, divided by the price per share paid for the Series C Preferred Stock. The consideration for the purchase of the Common Stock shall consist of $.01 per share cash, and other good and valuable consideration including goods and services as further described herein.

         (b) DuPont will work with PCN to add those potential customers agreed by the parties to the customers using the CheMatch platform of PCN for trading products. For each such customer up to a maximum of 20 customers, that completes at least five (5) traces prior to December 31, 2000, with third parties other than DuPont on the CheMatch platform at the standard rates charged for the use of the CheMatch platform, DuPont shall earn a commission of $100,000. In lieu of a cash payment, DuPont will use such commission to purchase a number of shares of Common Stock of PCN equal to such $100,000, divided by the Fair Market Value per share of Common Stock. For the purposes of this paragraph 2(b), "Fair Market
              Value" shall mean (i) the price per share paid for the Series C Preferred Stock until the date 120 days from 1 December 1999, or
              (ii) thereafter, the per share price based on the most recent transaction value or appraisal, if PCN has not completed its initial public offering, or if PCN has completed its initial
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         public offering, the closing price of PCN's Common Stock on the date of the fifth trade that meets the condition set forth above.

    (c) DuPont shall have the right to purchase, prior to the closing of the initial public offering of Common Stock of PCN registered under the Securities Act of 1933, as amended, additional shares of PCN Common Stock, so that after such purchase DuPont would own 10% of the "fully diluted" Common Stock of PCN. In determining "fully diluted" Common Stock, all outstanding consultant, employee and director stock options shall be assumed to be exercised, all warrants shall be assumed to be exercised at a net amount using the Fair Market Value of the Common Stock, and all Preferred Stock shall be assumed to be converted at the conversion price in effect at that time. For the purposes of this paragraph 2(c), "Fair Market Value" shall mean the per shares price to public in the initial public offering of Common Stock in the event that DuPont shall exercise its right to purchase such additional shares in connection with the initial public offering of Common Stock of PCN, or the per share price based on the most recent transaction value or appraisal if such purchase is not in connection with the initial public offering. For the purposes of this paragraph 2(c), DuPont shall be deemed to have exercised its right hereunder in connection with the initial public offering of Common Stock of PCN, if prior to any written notice to PCN by DuPont that it is exercising its right to purchase additional shares of Common Stock under this paragraph 2(c), PCN notifies DuPont in writing that it is contemplating filing a registration statement with the Securities and Exchange Commission for an initial public offering of its Common Stock within the following 60 days. DuPont shall have 15 days after receipt of such notice to exercise its right to purchase under this paragraph 2(c) by sending written notice to PCN of such exercise. If DuPont fails to send such notice to PCN within the time set forth above, DuPont shall be deemed to have waived its right to purchase any additional shares of Common Stock of PCN in the event that the contemplated initial public offering of Common Stock of PCN is completed. If DuPont exercises its right to purchase such additional shares of Common Stock, the closing of such purchase shall occur at the same time as the closing of the initial public offering. DuPont shall have the right to purchase additional shares of Common Stock under this paragraph 2(c) only once, and after such initial purchase, its rights under this paragraph 2(c) shall terminate. Further provided that, in the event DuPont has exercised the share purchase option outlined in this paragraph 2(c), the provisions of paragraph 2(b) above shall not operate to allow DuPont to increase its ownership in excess of the 10% of "fully diluted" Common Stock of PCN specified above in this paragraph 2(c).

3.   DuPont's Obligations and Agreements.

    (a) For the purposes of this paragraph 3, "Products" shall mean bulk chemicals, bulk polymers and refined oil products available for trade over the CheMatch system

    (b) DuPont shall: (1) for a period of one year from the closing of the transactions contemplated by this letter agreement use the CheMatch platform of PCN at the standard rates charged for the use of the CheMatch platform exclusively for Products that it buys using e-commerce; (2) use reasonable efforts to use the



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          CheMatch platform of PCN at the standard rates charged for the use of the CheMatch platform for any Products that it trades; (3) for the four year period commencing 1 January 2001, use reasonable efforts to trade at the standard rates charged for the use of the CheMatch platform an increasing amount of spot purchases of Products provided that for the relevant Product CheMatch continues to serve as the marketplace for at least a reasonable quantity of such Product and such purchases continue to be in DuPont's economic interest; (4) assist PCN with the design of the CheMatch platform so that it becomes a more commercially desirable means of transacting business; and (5) provide PCN, at no cost to PCN, with a full time equivalent employee with knowledge of the relevant markets for a period of one year to work on increasing the volume of trading through the CheMatch platform.

     (c) DuPont shall not invest in enterprises competing with PCN in the business of providing an on-line neutral marketplace with Product offerings which significantly overlap with those available through PCN, and specifically including without limitation ChemConnect, Inc., and I to I Solutions Limited. Subject to the specific exclusion of ChemConnect, Inc., and I to I Solutions Limited, such prohibition shall not apply to investment by DuPont in enterprises in the business of providing an on-line neutral marketplace where DuPont's interest is to invest in such enterprises in order to enable DuPont to sell branded or specialty products. This provision shall remain in effect for the period during which DuPont or its affiliates maintain an equity interest in PCN, provided, however, that this provision shall remain in effect for at least one year from the date of the closing of the transactions contemplated by this letter agreement.

     (d) DuPont shall provide PCN with a credit of $2 million towards the purchase of DuPont products and/or consulting services over a three year period from the closing of the Series C Preferred Stock Financing. The products and/or services shall include those related to market development, advertising, safety, health and environmental, logistics and other products or services as mutually agreed by the parties. Purchases of products shall be deducted from the $2 million total credit at list price less standard discount. Consulting services will be valued at $400 per hour. Additional services provided by DuPont may include without limitation items such as office space in international locations, attendance at trade conferences to provide testimonials or demonstrations of the CheMatch system, speaking at company or industry functions, trade shows or presentations to securities analysts.

4.   Additional Conditions.

     (a) Subject to the execution of appropriate license agreements, DuPont will make available to CheMatch, for use on its site or through access to a DuPont Safety Resources site, certain safety, health and environmental information as agreed by the parties for a negotiated annual fee to be applied against the $2 million commitment pursuant to 3(d) above to purchase DuPont products and services. Provided that the fee for any year is agreed by the parties, DuPont further agrees not to make such information available to ChemConnect, Inc. or E-Chemicals.




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     (b)  Provided that DuPont is in compliance with its obligations under paragraph 3, DuPont shall have the right to observe at PCN Board meetings so long as it owns 5% or more of PCN's Common Stock on a fully diluted basis (including Common Stock issuable on conversion of the Series C Preferred Stock warrants and options), but DuPont shall not be entitled to be present during any discussions relating to specific third party customers. DuPont shall give PCN notice prior to the date of the PCN Board meeting at which DuPont desires to have an observer. Such notice shall state the name of the observer and shall acknowledge that such observer is bound by confidentiality obligations to DuPont no less stringent than those set out in this letter agreement as a condition to the observer attending the PCN Board meeting.

     (c) The securities which are the subject of this agreement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933, as amended, and applicable state securities laws, or the availability of an exemption from the registration provisions of the Securities Act of 1933 and applicable state securities laws. These securities will be further subject to any transfer restrictions imposed by the managing underwriter of the PCN initial public offering for such period following the PCN initial public offering as is determined by such managing underwriter.

     (d) The parties agree to meet quarterly for a minimum period of two years to share ideas and recommendations on e-commerce strategies and site design as related to PCN's CheMatch platform and DuPont's e-commerce activities. There will be no consulting or other fees for those personnel participating in these quarterly sessions.

     (e) DuPont and PCN shall use reasonable efforts to generate additional revenue streams for each other, which may include, for example, integration opportunities between PCN's CheMatch platform and DuPont's services.

     (f) For a period of five years from the Closing of the transactions contemplated by this letter agreement, DuPont shall have the right of first negotiation to provide logistics, product testing and safety, health and environmental services or other services which are identified by DuPont to PCN as potential offerings. PCN shall be free to pursue with other parties any services which at such time are not identified by DuPont to PCN or which DuPont is not presently or at such time capable of delivering. Any such services provided by DuPont shall be at competitive rates and shall be subject to negotiation of definitive agreements.

5.   Confidentiality and Privacy.

     (a) Both Parties shall maintain the confidentiality of each other's proprietary information pursuant to the confidentiality agreement between them dated October 19, 1999.

     (b) PCN shall adopt a privacy policy no less comprehensive and with terms substantially similar to the then current terms of DuPont's privacy policy. DuPont shall not be obligated to provide information to PCN which is deemed


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          private under any applicable law, directive, statute, or regulation which would violate such law, directive, statue, or regulation provided that DuPont shall provide a copy of such policy to PCN and shall give notice of any changes in policies.

     (c) Neither party may reference the other party to this agreement in presentations to third parties, advertising, promotions or other published information, unless such disclosure is required by law, without the other party's prior consent. Both parties may make disclosure of the existence of the DuPont investment in PCN in mutually agreed press releases provided that the detailed terms and conditions shall remain confidential unless required to be disclosed by law. Provided that, PCN and DuPont agree that they will issue a press release contemporaneous with the Series C Preferred Stock closing acknowledging and giving public notice of DuPont's inclusion as an investor in PCN, without giving specific details of the provisions of this agreement. Such press release is subject to mutual approval as to form and substance, which approval shall not be unreasonably withheld.

6.   Miscellaneous

     (a) The Strategic Alliance, this letter agreement and all documentation contemplated by this letter shall be governed by the internal law of the State of Delaware, without regard to any conflict of laws principles.

     (b) Each of PCN and DuPont will bear its own costs and expenses of the preparation of the documentation and performance of the obligations set forth in this letter.

     If this letter correctly sets forth our understanding, please indicate your acceptance by executing this letter in the space provided below.

                                          Very truly yours,
                                          PETROCHEMNET HOLDINGS, INC.

                                          By: /s/ CARL D. MCCUTCHEON
                                              ----------------------------------
                                                  Carl D. McCutcheon
                                          President and Chief Executive Officer



ACCEPTED AND AGREED TO
THIS 12th day of November, 1999

E.I. duPont de Nemours and Company

By: /s/ J. ERIK FYRWALD
   --------------------
        J. ERIK FYRWALD



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